Code of Ethics

January 2015

The purpose of the Code of Ethics ("Code") of Sunnymeath Asset Management, Inc., and partnerships that it manages, Edgewood Partners, LP, Navesink Partners, LP, Ocean Partners, LLC, Sheraton Partners, LP and Sunnymeath Partners, LLC is to establish the standards of ethical business behavior and personal conduct for the officers, employees, non-employee directors, attorneys, and agents ("Employees") of Sunnymeath Asset Management, Inc., and is designed to, and is intended to comply with applicable sections of the Investment Advisors Act of 1940 and the Investment Company Act of 1940. Fundamental to our continued success is the perpetuation of highest personal and professional integrity and ethics. The intent of this policy is to safeguard Sunnymeath Asset Management, Inc.'s traditions of moral, ethical, and social standards of conduct. Employees must help preserve these standards.

Our reputation for integrity is the cornerstone of the public's faith and trust in Sunnymeath and, in that respect, is what provides us an opportunity to serve our customers. Many financial companies offer similar products; it is the employees who distinguish Sunnymeath Asset Management, Inc. from others. A single employee's misconduct can do much to damage a hard-earned reputation. This Code is presented to assist Employees in guiding their conduct to enhance the reputation of our institution.

Integrity is always at a high premium, and our company operates in an industry under intense scrutiny from Congress, regulators, the public and the media. This scrutiny places Employees, as well as our institution, at risk.

Employees should understand that this Code is drafted broadly. In that respect, it is Sunnymeath Asset Management, Inc.'s intent to exceed the minimum requirements of the law and industry practice. The following sections identify conduct that is never acceptable and will always be considered outside the scope of service.

No corporate code can cover every possible question of business practice. When in doubt, Employees should ask before they act.

Employees are responsible to uphold the Code. All managers are held accountable for code enforcement in their departments. Each individual will be responsible for administering compliance with the Code throughout Sunnymeath Asset Management, Inc.

In cases where the Employee is unsure, he/she should contact his/her immediate supervisor. When reporting a possible violation including dishonest or fraudulent acts, the Employee will be protected from any employment discrimination, retaliation, or retribution for good faith reporting. Any supervisor who receives a report of a possible violation should immediately contact Management.

Sunnymeath Asset Management, Inc. and its Employees are expected to abide by this Code beyond the hours of employment. Sunnymeath Asset Management, Inc. further recognizes that it cannot foresee every possible subject or issue that could arise with respect to Employee conduct in the context of its operations. While every effort was made to be comprehensive and thorough, it is possible that certain aspects of an Employee's conduct may not be expressly addressed although fundamental principles stated in this Code should provide guidance. Sunnymeath Asset Management, Inc. will annually review this Code on or before January 1 of each year and make appropriate amendments.

When an Employee is hired or elected, he/she shall sign an acknowledgement stating that he/she has read the Code, understands it, and agrees to comply with it. Refusal to complete the acknowledgement and/or comply with the Code may result in disciplinary action which may include termination.

If an Employee violates the Code, Sunnymeath Asset Management, Inc.'s policies and procedures, or any applicable laws or regulations, he/she may be subject to disciplinary action, which may include termination of service. Violation of laws could also result in legal proceedings and penalties including, in some circumstances, criminal penalties.

Employees are required to cooperate fully with investigations, audits, monitoring procedures, and other inquiries regarding Code matters including requests to provide documentation. Refusal to comply may result in disciplinary action which may include termination of service.

Each Employee has a duty to report violations of this Code to his/her supervisor. If a supervisor violates this Code, such report should be made to the next supervisor in the chain of command. Employees may anonymously report violations or controls problems free from any retaliation concerns. In order for this Code to be effective, every Employee must personally enforce it.

STANDARDS OF CONDUCT

The following are standards of conduct for some specific issues that may arise in our business, but they cannot and do not cover every situation an Employee may encounter. They may be amended or changed from time to time.

This Code reflects principles Sunnymeath Asset Management, Inc. intends to abide by. It is not necessarily a statement of the law and, in many instances, may go beyond what the law and industry practice require. This Code is not intended to result in the imposition of legal liability on Sunnymeath Asset Management, Inc. or on any Employee or any person who becomes subject to provisions of the Code if such liability would not exist under law or regulations in the absence of the Code.

Employees are responsible for complying with the Code. This Code, however, does not nor should it be construed to imply an employment contract between the Employee and Sunnymeath Asset Management, Inc.

•	Confidentiality
•	Clients' Property
•	Corporate Property
•	Conflicts of Interest
•	Gifts and Entertainment
•	Relations with Suppliers
•	Use of Position or Authority
•	Limits on Outside Activities
•	Restrictions on Outside Employment/Positions
•	Officers or Directorships
•	Acceptance of Legacies by Employees Serving as Executor or trustee
•	Expert Witnesses
•	Lending Practices
•	Business Opportunities
•	Customer's Accounts
•	Advertising Policy
•	Company Letterhead
•	Computer Systems
•	Copyright/Trademark Violations
•	Public Statements
•	Political Activity and Contributions
•	Professional Advice and Referrals
•	Community Involvement
•	Discrimination, Bias, and Harassment
•	Equal Employment Opportunity Policy
•	Sexual Harassment

•	Competitors
•	Personal Responsibilities of Employees
•	Drug Abuse
•	Alcohol Abuse
•	Personal Finances
•	Solicitations
•	Personal Transactions
•	Personal Conduct
•	Crimes, Suspected Crimes, and Dishonest Acts Reporting Requirements
•	Convictions Involving Dishonesty or Breach of Trust
•	Record Keeping
•	Accounting Practices
•	Bank Secrecy/Money Laundering Control Act /KYC
•	Safety, Health, and Environment
•	Firearms Prohibition

CONFIDENTIALITY

Confidentiality is a fundamental principle in Sunnymeath Asset Management, Inc.'s business. Employees may deal with confidential, non-public information concerning Sunnymeath Asset Management, Inc., its clients, shareholders, employees, and suppliers. Employees must protect all confidential information from unauthorized disclosure.

The term "confidential information" includes, but is not limited to:

  Sunnymeath Asset Management, Inc.'s business information, records, activities, and plans
  The identity, business information, records, activities, and plans of clients and prospective clients
  The identity of, or information relating to, mergers and/or acquisitions
  Sunnymeath Asset Management, Inc.'s sources of supply, sales methods, and sales proposals
  Sunnymeath Asset Management, Inc.'s computer programs, system documentation, special hardware, product hardware, software, and technology developments
  Manuals, formulas, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to Sunnymeath Asset Management, Inc. or related Sunnymeath Asset Management, Inc. affairs
  Security information such as passwords, personal identification numbers (PIN's), and electronic keys
  Reports written to and by regulatory agencies
  Any additional confidential information

Employees' responsibilities with regard to confidential information are:

Employees must not disclose confidential information to any person within Sunnymeath Asset Management, Inc. unless that person has a need to know such information in connection with his/her employment responsibilities.

Employees must not disclose confidential information to anyone outside of Sunnymeath Asset Management, Inc. unless:

  Information is required by an outside firm (i.e., a law, accounting, or other firm) retained by Sunnymeath Asset Management, Inc. and that firm needs to know the information in connection with the service to be provided to Sunnymeath Asset Management, Inc. and has agreed to keep such information private.
  The Employee has been subpoenaed pursuant to a legal process or regulation. If an Employee receives a request for confidential information or subpoena or other legal process, he/she must immediately inform his/her supervisor who will contact the Firm’s legal representative. No release of information is permitted without approval of the Firm’s legal representative.

  Employees must never use confidential information for personal financial gain or to compete with Sunnymeath Asset Management, Inc.
  Employees must keep in a secure way all files, records, inquiries regarding clients and Employees, and other records that contain confidential information.
  Employees must keep all identification and access codes, security equipment, security programs, and security procedures confidential.
  Employees must avoid discussing confidential information in public places (for example, elevators, and restaurants or at social events).
  Employees must avoid discussing confidential information on cellular or car phones.
  Employees must be sensitive to whether information is confidential when using E-Mail or facsimile machines.
  Employees must not disclose confidential information, whether it is in written form or in their memory, even after an employee leaves his/her employment or position with Sunnymeath Asset Management, Inc.

Confidentiality is a core responsibility in the asset management profession. Customers and members have a right to expect that confidential information entrusted to the Sunnymeath Asset Management, Inc. will be kept secret. Customers seek to have their privacy respected. In some instances, the confidentiality is linked to important business interests.

Under no circumstances will confidential information be used for one's own or anyone else's personal benefit. To do so violates statutes and the policy of Sunnymeath Asset Management, Inc. In addition to penalties imposed by any statute, such actions, if proven, will subject the Employee to removal from his/her position of trust. The general rule is that confidential information may not be divulged to any person outside Sunnymeath Asset Management, Inc. This would include an associate or family member of any Employee. It applies even to other members of the Sunnymeath Asset Management, Inc. staff unless that person has a need to know in discharging his/her duties as an Employee.

No financial or other information regarding Sunnymeath Asset Management, Inc. or any of its activities that could reasonably be expected to affect Sunnymeath Asset Management, Inc.'s position in the general community is to be relayed to any person not an Employee or a consultant/advisor of Sunnymeath Asset Management, Inc.

Employee records are afforded the same confidential protection as customer records.

In some instances, confidential information may be considered "inside" information. If such information is used or disclosed, the Employee, Sunnymeath Asset Management, Inc., and anyone outside Sunnymeath Asset Management, Inc. to whom the information is disclosed could be subject to liability under federal and state securities laws.

Inside information is "material, nonpublic" information about a corporation. "Material" information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the corporation's securities. "Nonpublic" means it is not generally available to the public.

The Securities and Exchange Commission (SEC) and the courts have determined that information is likely to be "material" if it relates to matters such as:

•	Dividends
•	Earnings
•	Significant write-down of assets or additions to reserves for bad debts or contingent liabilities
•	The expansion or curtailment of operations, proposals, or agreements involving a merger, acquisition, divestiture, recapitalization, leveraged buy-out, or other "extraordinary" corporate event
•	New products or discoveries
•	Major litigation
•	Liquidity problems
•	Extraordinary management developments
•	Public offerings
•	Changes of debt ratings

•	Other facts relating to the profitability or financial conditions of a corporation

The previous examples are nonexclusive; other matters also may constitute material information depending on the circumstances.

Any questions as to whether information is nonpublic or material should be directed to the Firm’s legal representative.

Employees that work in certain areas of the company, which, by virtue of their specific activities, may have more access to inside information than other areas of the company, will be subject to additional restrictions relating to inside information.

Clients' Property

Employees must maintain the highest standards of honesty and integrity in handling client's money and other property. Employees are not permitted to make unauthorized use of any client's money or property.

Corporate Property

Corporate property may be used and removed from Sunnymeath Asset Management, Inc. premises only for business purposes, and only if approved by a supervisor or in accordance with policies adopted by the Management of Sunnymeath Asset Management, Inc. or a committee of the Board.

Any and all information that has been copied, removed or borrowed from Sunnymeath Asset Management must be documented and approved by an employee client supervisor and such documentation must be forwarded and copied to the President of Sunnymeath Asset Management, Inc. and CEO.

Corporate property includes but is not limited to:

  Information
  Files
  Products
  Office supplies and furnishings
  Services
  Automobiles
  Technologies
  Concepts
  Client lists
  Policies and procedures manuals
  Computers and other equipment such as facsimile machines
  Computer databases, programs, and software
  Data processing systems
  Voice mail
  E-Mail
  Any other electronic messaging systems or information about Sunnymeath Asset Management, Inc.'s business
  Presentation materials

CONFLICTS OF INTEREST

Sunnymeath Asset Management, Inc. employees are expected to conduct their private business and personal activities in a manner that avoids conflicts of interest either with Sunnymeath Asset Management, Inc. or its customers. The appearance of a conflict of interest may be just as damaging as an actual conflict of interest and, therefore, must be equally avoided. "Conflict of interest" is defined as any situation where an individual has two or more duties that are mutually incompatible.

To avoid possible conflicts of interest:

  No Employee shall directly or indirectly maintain any outside business interest, financial interest, or engage in any outside business or financial activity which conflicts with the interests of Sunnymeath Asset Management, Inc., use the company to his/her advantage for personal gain, or engage in any activity which interferes with meeting Sunnymeath Asset Management, Inc. responsibilities. As applied to directors it is recognized that conflicts may arise from time to time, the remedy for which is the non-participation and refusal from participation in these matters.
  Each Employee is prohibited from using any non-public information from Sunnymeath Asset Management, Inc. customers in making investment/stock trading decisions or from disclosing any such information to any person within the company or outside the company without a legitimate need and/or right to know or without customer's authorization.
  Each Employee is prohibited from being involved in a financial activity with or serving as a Board member, officer, or employee of any entity maintaining a material-borrowing relationship with the company. If a relationship occurs, the Employee will be asked to step down from the position held with the other entity and/or terminate the financial relationship.

Specific situations not addressed above should be reviewed with the supervisor.

Employees shall not purchase or invest in real or personal property owned or controlled by Sunnymeath Asset Management, Inc. except in situations (e.g., the purchase of surplus equipment) where no undue advantage arises from being associated with Sunnymeath Asset Management, Inc. and may purchase foreclosed properties owned by the Sunnymeath Asset Management, Inc. provided the purchase price is a fair market price and the purchase thereof is not in conflict with any law or regulation.

Employees shall not use Sunnymeath Asset Management, Inc.'s name and influence for personal purposes or gains.

Employees shall not accept fiduciary appointments on any Sunnymeath Asset Management, Inc. customer accounts except by the order of a court of proper jurisdiction or on behalf of members of their own families, non-profit or charitable organizations, or in the course of Sunnymeath Asset Management, Inc. activities as specified and approved by Management. Employees shall not accept directorships with other financial institutions without prior approval of Management.

Except in the case of borrowing from or lending to immediate family members or borrowing from recognized lending institutions, Employees shall not, on their behalf, borrow from or lend to customers obligated to Sunnymeath Asset Management, Inc. without prior approval of Management.

Employees shall not use company property for personal gain.

Employees shall not trade securities on the basis of confidential information acquired as the result of Sunnymeath Asset Management, Inc. service. Any violation of the insider-trading ban may lead to immediate disciplinary actions, including termination for cause.

Employees shall carefully observe expense account policies and guidelines. Falsification of an expense account is considered to be misappropriation of corporate funds and may constitute grounds for dismissal.

Employees shall agree to disclose otherwise private and personal information, when required, for the purpose of enforcing and policing the conflict-of-interest policy if violation of the policy is evident.

Employees shall avoid overdrafts or delinquencies on accounts held by Sunnymeath Asset Management, Inc.

Employees shall report other jobs or positions or interest, direct or indirect, in other types of business activities which may be or appear to be a potential conflict of interest to supervisor so a determination may be made as to whether there is a conflict of interest. Situations involving Sunnymeath Asset Management, Inc.'s services, property, customers, competitors, or situations restricting Sunnymeath Asset Management, Inc.'s ability to do business may be considered a conflict of interest and shall be avoided.

Gifts and Entertainment

The responsibilities of some Employees will include entertainment of business prospects. This is one in which no simple list of "rules" will cover every situation. Sunnymeath Asset Management, Inc. expects that Employees will act reasonably in providing such entertainment. In addition, Employees must keep proper records of all such entertainment for accounting and tax-reporting purposes. If an Employee is in doubt as to whether a particular circumstance is "reasonable," the Employee should contact Management.

The Federal Bank Bribery Law provides that an Employee of a financial institution commits a crime if he/she "corruptly" asks for or receives anything of value from any person with the intention of being influenced or rewarded in connection with the business of the institution. The Bank Bribery Law aims to prevent influence peddling, conflicts of interest, and other actions that can bias or corrupt the decision-making processes of financial institutions.

All Employees are expected to comply with all laws and regulations (federal, state, and local). The use of any company person or resource, which is in violation of any federal, state, or local law or regulation, is strictly prohibited.

All transactions of Sunnymeath Asset Management, Inc. will be identified precisely and recorded in the financial records of Sunnymeath Asset Management, Inc. in accordance with generally accepted accounting practices.

No Employee of Sunnymeath Asset Management, Inc. shall seek or accept anything of value, other than the normal compensation from Sunnymeath Asset Management, Inc., in connection with any transaction or business of the institution except:

  Nominal gifts, gratuities, or favors that do not create a sense of business obligation to the giver.
  Gifts from family or close friends that clearly are not intended to influence a business relationship or transaction.
  Business-related meals, refreshments, entertainment, or travel provided the institution would otherwise reimburse the expense.
  Gifts of reasonable value for such occasions as promotions, birthdays, weddings, holidays, or retirement.
  Promotional materials such as tee shirts, mugs, pens, etc.
  Civic, charitable, educational, or religious organization awards.

If any Employee is offered any other item of value in connection with the business of Sunnymeath Asset Management, Inc., he/she should immediately report the offer to Management. Any Employee who is unsure whether a potential or actual conflict of interest exists or whether a particular activity would violate the Federal Bank Bribery Law or this Code should ask Management.

Relations with Suppliers

If Employees are purchasing goods or services on behalf of Sunnymeath Asset Management, Inc., they must exercise great care to preserve their independence.

If an employee deals with Sunnymeath Asset Management, Inc.'s suppliers, the Employee is placed in a special position of trust. The Employee should never receive a payment or anything of value in exchange for a purchasing decision. If the Employee is in doubt about the policy's application, he/she should contact Management.

Use of Position or Authority

Employees may not act on behalf of Sunnymeath Asset Management, Inc. in any transaction involving a member of their immediate family or in any situation where they or a member of their immediate family has a personal or financial interest. They also may not act on behalf of Sunnymeath Asset Management, Inc. in connection with an organization with which they or a member of their immediate family is associated or has a personal or financial interest.

Limits on Outside Activities

Restrictions on Outside Employment/Positions

Officers and employees may not have any outside employment with a competitor, hold a position with a competitor while an officer and employee of Sunnymeath Asset Management, Inc., nor be self-employed in competition with Sunnymeath Asset Management, Inc.

In addition, officers and employees may not engage in any outside employment (including self-employment) or hold any position which Sunnymeath Asset Management, Inc. determines may interfere with their Sunnymeath Asset Management, Inc. employment responsibilities. Sunnymeath Asset Management, Inc. may also determine that they are legally prohibited from or restricted in such outside employment while they are officers and employees of Sunnymeath Asset Management, Inc. such as in the securities industry. They should be aware of their department's supplemental policies and procedures in this regard, if any.

All outside employment (including self-employment) for Sunnymeath Asset Management, Inc. officers and employees must be approved in advance. Officers and employees must submit in writing a description of their outside position.

In some instances where approval to engage in outside employment has been given, it may be necessary to revisit the issue. In particular, where Sunnymeath Asset Management, Inc. determines that the outside activity is interfering with Sunnymeath Asset Management, Inc. responsibilities or where Sunnymeath Asset Management, Inc. determines that the outside activity or position is in competition with Sunnymeath Asset Management, Inc., authorization to continue such outside employment or in such position may be withdrawn.

Officers or Directorships

If Employees hold or are considering taking a position as an officer or director of an outside non-profit or for-profit organization, they should review and comply with Sunnymeath Asset Management, Inc.'s policy on outside officer and director positions. This policy requires approval to hold certain outside officer and director positions, and approval is available from Management.

It is important for the Employee to consider whether a conflict of interest arises or might arise during the course of the Employee serving in the outside officer or director position. This can occur, for example, if the organization is or becomes a client of Sunnymeath Asset Management, Inc. or has some relationship with Sunnymeath Asset Management, Inc.

If the Employee currently serves or is considering serving an organization where there might be a conflict of interest, the Employee should discuss this with his/her supervisor. If there is an actual conflict of interest or one develops, the Employee may be asked not to join or to leave the organization.

  There may be times when Sunnymeath Asset Management, Inc. directs or asks the Employee to serve as an officer or director of an organization.
  As applied to directors it is recognized that conflicts may arise from time to time, the remedy for which is the non-participation and refusal from participation in the matters.

 Acceptance of Legacies by Employees Serving as Executor or Trustee

Employees or members of the Employee's immediate family are not permitted to receive, directly or indirectly, any bequest or legacy from a customer or serve as executor, trustee, or guardian of any estate, trust, or guardianship established by a customer except where such customer is a relative of the Employee. However, there may be an occasional instance when such a bequest or appointment is based upon a relationship with the customer other than the normal relationship arising between the Employee and a customer. In such an instance, full consideration will be given to the circumstances to determine whether an exception will be made.

The fact that the Employee did not know the gift was coming does not justify an exception to the rule. If an Employee or an officer of Sunnymeath Asset Management, Inc. has prior knowledge of a potential gift or appointment relative to the foregoing, he/she must promptly take steps to have his/her interest removed. If for any reason difficulty arises in compliance with the foregoing, it must be immediately called to the attention of the appropriate supervisor.

Expert Witnesses

Officers and employees may be asked to serve as an expert witness or to provide technical assistance in litigation or other proceedings not involving Sunnymeath Asset Management, Inc. These activities generally take a lot of time and may be in conflict with Sunnymeath Asset Management, Inc.'s policies and practices or with positions Sunnymeath Asset Management, Inc. has taken in other lawsuits. For these reasons, if the officer or employee is asked to serve as an expert witness or provide technical assistance for a party other than Sunnymeath Asset Management, Inc., he/she must receive advance written approval from his or her client supervisor.

Business Opportunities

Employees shall not take or divert a business opportunity which belongs to Sunnymeath Asset Management, Inc.

Whenever Sunnymeath Asset Management, Inc. is seeking a particular business opportunity or the opportunity has been offered to Sunnymeath Asset Management, Inc., Sunnymeath Asset Management, Inc. has expended its resources to develop such an opportunity, that opportunity belongs to Sunnymeath Asset Management, Inc.

Examples of taking or diverting a business opportunity include:

  Selling information which Employees have access to by reason of their service.
  Acquiring a property interest where Sunnymeath Asset Management, Inc. is known or reasonably expected to be interested in an opportunity to purchase or lease the same property.
  An officer or employee soliciting or retaining personal fees or commissions in connection with Sunnymeath Asset Management, Inc.'s business transactions.

INSIDER TRADING

Company Policy

Company policy forbids any officer, director or employee from trading, either personally or on behalf of others (including accounts managed by the Company), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This Company policy applies to every officer, director and employee and extends to activities within and outside the scope of their duties at the Company.

The Company's excellent reputation is its most important asset.

The term "insider trading" is not defined in any federal statute or regulation, and it continues to evolve through judicial interpretation. Because the law is still developing in this area, it is vital that all Company personnel avoid even the appearance of impropriety in this context to ensure that the Company's reputation, and that of its personnel, remains impeccable.

Review of Applicable Law

Definition of Insider Trading

The term "insider trading" generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. Although the law concerning insider trading continues to develop, it is generally understood that the law prohibits:

(1) trading by an insider, while in possession of m material nonpublic information, or

(2) trading by a non-insider, while in possession of material nonpublic information, where the information either was misappropriated or was disclosed to the non-insider in violation of an insider's duty to keep the information confidential, or

(3) communicating material nonpublic information to others.

Remember: The communication of inside information may occur when an employee shares confidential information with someone (including a spouse, friend or broker) who is not entitled to know that information. All Company employees should avoid discussion of confidential information in public places.

Who Is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's outside attorneys, accountants, consultants and the employees of such organizations. (The Company itself may become a temporary insider of a company it advises or for which it performs other services.) The company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, new products and discoveries, major litigation, liquidation problems, extraordinary borrowing, and extraordinary management developments.

Material information does not have to relate directly to a company's business. For example, material information can include information about the contents of a forthcoming newspaper column that is expected to affect the market price of a security. A reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable.

What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place, which means there must be some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Bases for Liability

Generally speaking, there is no duty to disclose before trading on material nonpublic information, except where there is a fiduciary relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. What constitutes a fiduciary relationship is not always clear. You should assume that a fiduciary relationship exists any time that you come into possession of inside information. See III(A) below for Company procedures regarding what to do under these circumstances.

Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from another person. For example, the previously mentioned reporter defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violations. Penalties include:

(1) civil injunctions;

(2) disgorgement of profits;

(3) jail sentences;

(4) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

(5) fines for the employer or other controlling person (including supervisors of the person who engaged in insider trading) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of Company policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Company Procedures

A. What to Do if You Believe You Have Inside Information

If you receive information that you know is, or think might possibly be, both “material” and “inside,” you should report such information immediately to the Companies Legal Counsel. You should not divulge the information to anyone else (whether inside or outside the Company) and should not engage in, recommend or direct transactions in the securities of the company in question without the approval of Company Counsel. Such approval will not be given until Company Counsel determines that the information is neither material nor inside, or that the information has become generally available to the marketplace. Company Counsel shall not disclose the information itself to the Trading Desks or any other Company areas.

In the event that Company Counsel determines that the information is material, inside information, Company Counsel shall direct a member of the Legal Team to monitor trades in Company client accounts and employees’ personal brokerage accounts in order to determine whether the Company’s prohibitions regarding the transmission of inside information to others are being observed. In the event of any trades that appear suspicious in the judgment of Company Counsel, Company Counsel shall investigate and take corrective action, if appropriate.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as “material" and "inside" may not be communicated to anyone, including persons within the Company, except the Company Counsel as previously discussed. In addition, care should be taken so that such information is secure. For example, access to files containing material nonpublic information should be restricted; access to computer files containing material nonpublic information should be restricted.

Chinese Wall Procedures for Certain Personnel

In addition to the foregoing, for each officer and employee who serves as director of another corporation or other entity (“Outside Corporation”) at the request or with the permission of the Company, the following shall also apply:

(1) All papers and information about Outside Corporation in such person’s possession will be kept in a secure location at home or, if on the Company’s premises, in a secure (i.e. locked) location to which other Company personnel will not have access.

(2) If such person personally exercises investment management discretion over any client accounts for the Company, such person shall not make or participate in any investment decisions or the preparation of any research reports with respect to securities issued by Outside Corporation. Investment management responsibility for securities issued by Outside Corporation must be assumed by an investment manager who does not directly report to such person serving on the board of Outside Corporation.

(3) Such person will not participate in any investment policy discussions with respect to securities issued by Outside Corporation. Provided that to do so is part of such person’s normal employment functions, such person may participate in investment policy or sector allocation meetings in which the Outside Corporation’s industry sector is discussed, but such person shall not make statements or otherwise signal to the other persons attending the meeting what such person thinks or knows about the Outside Corporation or its industry sector.

(4) Such person understands that his/her position with Outside Corporation will be disclosed on Company’s research reports, if any, with respect to Outside Corporation.

(5) Such person will annually certify in writing to the Company that he/she understands and complies with these policies.

EMPLOYEE PERSONAL TRADING

Unless otherwise expressly stated, the Rules of Employee Personal Trading apply to all full and part-time, permanent and contract, employees of Sunnymeath Asset Management, Inc.  In addition, all "Access Persons" (as defined below) are subject to special rules and restrictions as set out in Section 3. It is a condition of your continued employment that you sign an acknowledgment on an annual basis stating that you have read the Rules and that you agree to abide by their terms. A form of this acknowledgment (attached as Appendix "A") will be distributed to all Sunnymeath employees on an annual basis. You are to return the acknowledgment to the Compliance Officer as soon as possible after receiving it, but no later than thirty (30) days after receipt.

The trading restrictions described in the Rules extend to and include the following types of personal securities transactions:

  transactions for accounts held in your name (solely or jointly) including RRSP's;
  transactions for accounts for which you are able to exercise control;
  transactions for accounts for which you have a direct or indirect "Beneficial Interest". Examples of which include but are not limited to:
    accounts held by your spouse or other family members living in the same household;
    accounts held by a corporation, partnership or other entity in which you participate in the investment or voting decisions; and
    accounts held by an investment club of which you are a participant in.

If you have any questions about whether a particular account transaction fits within the above definition, please seek clarification from the Legal and Compliance Department.

Access Persons

Employees of Sunnymeath who are involved in the investment process (portfolio managers, traders and analysts) and senior management of Sunnymeath and any other persons who may, from time to time, have access to non-public information concerning the portfolio holdings or the ongoing investment programs of our client accounts shall be considered "Access Persons."

"Non-access" Persons

Employees of Sunnymeath who are not considered "Access Persons" (as defined above), including any non-management directors of Sunnymeath, who do not have access to non-public information concerning the portfolio holdings or the ongoing investment programs of our client accounts shall be deemed "Non-Access Persons".

Rules for "Access Persons"

Access Persons must not use their position in Sunnymeath to obtain special treatment or investment opportunities not generally available to Sunnymeath Partnerships or the public.

Clearance and Reporting of Personal Securities Transactions

All personal securities transactions for Access Persons must receive prior approval from the Compliance Officer prior to execution, unless specifically exempted from prior approval as provided for in the following Sections below (Exempt Securities or Transactions) or (Permitted Personal Securities Transactions (Notice Only)).

Exempt Securities or Transactions

The following securities or transactions are exempt from the prior approval and reporting procedures in the Rules:

  closed-end Mutual Funds managed by Sunnymeath;
  automatic dividend reinvestment plan acquisitions; and
  non-volitional acquisitions. This includes gifts or transactions over which you have no control over timing or corporate actions applicable to all security holders such as stock splits, tender offers, mergers, stock dividends, etc.

Permitted Personal Securities Transactions (Notice Only)

The following types of trading activities are permitted personal securities transactions for Access Persons and no prior approval of the trade will be required provided that notification has been given to the Legal and Compliance Department by the Access Person either prior to or within one business day following the transaction:

  purchases of mutual funds sponsored by other industry participants provided such purchases are made through Sunnymeath;
  purchases of government debt instruments and commercial paper; and
  purchases of commodities, commodity futures, financial futures and options on commodity or financial futures;

Permitted Personal Securities Transactions (Prior Approval Required)

The following types of trading activities are permitted personal securities transactions for Access Persons provided that prior approval of the trade has been obtained from the Legal and Compliance Department:

  common shares and debt securities of exchange listed Canadian Issuers which are included in the S&P/TSX 60 Index or have a market capitalization in excess of CDN $1 Billion at time of purchase and where no trading in the previous trading day has occurred in any Sunnymeath managed account other than the Index Funds (the "Blackout Period Rule");
  common shares and debt securities of exchange listed Foreign Issuers which have a market capitalization in excess of US $2 Billion at time of purchase and where eligible under the Blackout Period Rule;
  options on any Issuer's common shares where those common shares would be eligible for purchase under the above tests;
  index participation units or other similar exchange listed products;
  private placements where the issuer is a "private company" as defined under the Securities Act and the Access Person can demonstrate that the issuer is unlikely to make a public offering of its securities in the foreseeable future;

Examples include but are not limited to:

    shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the Access Person has a close personal or business relationship (other than a relationship arising from the Access Person's position with Sunnymeath) with the founder or promoter of the Issuer;
  fully managed investment accounts or blind trusts. This includes transactions carried out on your behalf in a fully managed investment account or blind trust in which your only input involves the selection of investment guidelines or parameters and does not include any discretion or control over the selection of specific investments. Permission to set up such an account must be received from the Legal and Compliance Department. Details of all trades under such an arrangement must be forwarded to the Legal and Compliance Department on a quarterly basis.
    Where a spouse has an investment portfolio invested under their own direction, then the use of a blind trust or a discretionary account is highly recommended. Details of any spousal investment accounts must be provided to the Legal and Compliance Department.
    For greater certainty, Access Persons shall not be permitted to use such discretionary accounts or blind trusts for the purpose of acquiring securities in an initial public offering, a secondary offering or in a private placement.
  real estate investments through a corporation provided there are no plans to bring the company public; and
  tax shelters which are generally available on a private placement basis.

Procedure for Prior Approval and Reporting of Personal Securities Transactions

To secure prior approval of personal securities transactions, Access Persons must provide a request to and obtain the consent of the Compliance Department/Officer.

Transaction clearances must be obtained no more than three (3) days prior to the transaction. If the trade is not made within three (3) days of the date of clearance, a new clearance must be obtained.

Clearance must be obtained in writing by completing and signing a form which shall set forth the details of the proposed transaction, and obtaining the signature of the Compliance Officer. An example of such Form can be found in the manual appendix A.

All prior approval requests and resulting approvals shall be documented in a confidential log maintained by the Legal and Compliance Department.

Factors Considered in Clearance of Personal Transactions

The compliance officer may refuse to grant clearance of a personal transaction in his sole discretion without being required to specify any reason for the refusal. Generally, the compliance officer will consider the following factors in determining whether or not to clear a proposed transaction:

•	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security
•	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by the other Sunnymeath clients;
•	Whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by Sunnymeath or its other clients;

Even if a personal securities transaction is exempt from the prior approval requirement, on the basis of the section entitled “Exempt Securities or Transactions”, Access Persons are still required to report such transactions pursuant to the section entitled, “Permitted Personal Securities Transactions (Prior Approval Required).

Prohibited Personal Securities Transactions

The following types of trading activities are prohibited personal securities transactions for Access Persons:

  Short Sales;
  Initial public offerings or secondary offerings; and

Non-Access Persons Personal Trading Restrictions

The following personal trading restrictions apply to all employees of Sunnymeath who are deemed to be Non-Access Persons: There are no restrictions on the types of securities or Issuers whose securities that may be traded except for:

  initial public offerings or secondary offerings; and
  private placements including junior capital pools.

Trading activity will not be subject to the prior approval requirements set out in Section 3.1 of the Rules. However, all trades shall be reported to the Legal and Compliance Department within one business day of the trade.

All such trading activities will continue to be subject to the trade reporting requirements set out in the following Section of the Rules.

  initial public offerings or secondary offerings; and
  private placements including junior capital pools.

Opening accounts with Outside Brokers

Sunnymeath Consent Required

While all employees are encouraged to carry out personal securities transactions through major recognized brokerage firms, it is recognized that brokerage accounts with other investment dealers may be desirable or necessary.

Sunnymeath asks that prior approval be obtained by you from the Compliance Department before the opening of brokerage accounts with other investment dealers over which you have authority or control. This would include accounts held jointly, in nominee names or in the names of family members. Sunnymeath also requires that you disclose the existence of such accounts already in place.

Direction to Outside Brokers to Forward Statements to Sunnymeath

Sunnymeath also requires that you direct outside brokers to forward copies of all monthly client statements for all such brokerage accounts to Sunnymeath. The form of direction is attached as Appendix "C" and a letter in this form should be provided to the broker at the time the brokerage account is opened or should be sent to the broker as soon as possible if the account has already been opened.

Reporting Requirements

Quarterly Transactions

Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Administrator of this Code of Ethics of all non-exempt transactions occurring in the quarter by which they acquired or disposed of n Beneficial Interest in any Security, except if the report would duplicate information contained in broker trade confirmations or account statements held in records so long as the Administrator received such confirmations and statements no later than 30 days after the end of the applicable calendar quarter.

Such report must be dated and contain the following information with respect to each reportable transaction and/or brokerage account established by the Access Person in which he or she held any securities during the quarter and shall be current as of a date no more than 45 days prior to the date the person became an Access Person or the filing of the report, as the case may be:

a.	Date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

b.	Name, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable}, number of share or principal amount of each security and the price at which the transaction was effected;
c.	Name of the broker, dealer or bank with or through whom the transaction was effected;
d.	The name of the broker, dealer or bank with whom the Access Person established the account.

Such report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect beneficial interest in any security to which the report relates.

Initial and Annual Holdings

Each Access Person must disclose all personal holdings in securities (including any privately-placed securities) to the compliance officer for review no later than 30 days after becoming an Access Person and annually thereafter. Each initial and annual holdings report must contain the following information:

a.	The name, number of securities and principal amount of each Security in which the Access Person has any direct or indirect beneficial ownership;
b.	The name of the broker, dealer or financial institution with or through whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person;
c.	The date the report is submitted by the Access Person.

Each report must be current as of a date no more than 45 days prior to the date the person became an access person or before the report is submitted, as the case may be.

Forms of Report

The reports may be on the form provided by Sunnymeath or may consist of trade confirmations and/or broker account statements received by the Administrator of the Code in the prescribed time periods, which provide at least the same information. Copies of the Quarterly Reporting and Initial/Annual Holdings Report forms are attached hereto as Schedules B and C, respectively.

The responsibility for taking the initiative to report is imposed on each individual required to make a report.

Other Restricted Activities

In addition to the rules governing the clearance and reporting of personal securities transactions, there are other activities that may involve a potential conflict of interest with our clients or may be contrary to law. This is not an exhaustive list, and any questions about the propriety of any situation should be reviewed with the Compliance Officer.

CUSTOMER'S ACCOUNTS

Employees shall not sign on customers' accounts, have access to customers' safe deposit boxes, nor otherwise represent customers without the approval of Management. This prohibition does not include situations where an employee acts in an ownership capacity or is authorized to sign on accounts of immediate family members.

ADVERTISING POLICY

 Employees must help ensure that Sunnymeath Asset Management, Inc. maintains the highest standards of accuracy in its advertising and promotion programs.

Employees must exercise care to ensure that all Sunnymeath Asset Management, Inc. advertising mirrors a reputation for fairness and accuracy.

SOCIAL MEDIA

Sunnymeath and its employees are prohibited from using social media (Twitter, Facebook, etc.) for business purposes, and have all been made aware of the rules relating to the inappropriate disclosure of performance to the general public as that may constitute advertising or conducting unapproved offering of unregistered securities. Starting in 2015, employees will confirm this understanding by signing the Annual Certification provided by the CCO.

COMPANY LETTERHEAD

 No Employee will use official Sunnymeath Asset Management, Inc. stationery for personal or non-job related purposes particularly when such use would imply endorsement by Sunnymeath Asset Management, Inc. or make reference to Sunnymeath Asset Management, Inc. employment in matters of personal dispute.

COMPUTER SYSTEMS

 Employees shall not use Sunnymeath Asset Management, Inc. computer systems for personal, unauthorized purposes. The computer systems are property of Sunnymeath Asset Management, Inc. and any misuse or unauthorized activity will constitute grounds for disciplinary action including termination of employment.

Examples of misuses or unauthorized activities involving the computer systems include:

  Making or permitting unauthorized use of computer information files.
  Copying, exhibiting, divulging and/or removal of computer information files without authorization.
  Operating and/or programming Sunnymeath Asset Management, Inc.'s computer equipment, terminals, and/or devices for personal gain.

COPYRIGHT/TRADEMARK VIOLATIONS

All Sunnymeath Asset Management, Inc. personnel should endeavor to honor all valid copyrights and trademarks. For example, no Employee should make an unauthorized copy of computer software for business or personal use. Any questions regarding such rights should be referred to Management.

PUBLIC STATEMENTS

Although Sunnymeath Asset Management, Inc. has a policy of maintaining good relations with all news media and tries to accommodate media inquiries, there is much information concerning Sunnymeath Asset Management, Inc. that should not be made available to the public. This includes information about customers that Sunnymeath Asset Management, Inc. has a responsibility not to divulge as well as information that would be valuable to a competitor.

For these and other reasons, any inquiry made of an Employee about Sunnymeath Asset Management, Inc. or a customer by the news media should be referred to the President, an Executive Vice President, the Marketing Manager, or the Public Relations Manager.

POLITICAL ACTIVITY AND CONTRIBUTIONS

Sunnymeath Asset Management, Inc. recognizes the rights and responsibilities of good citizenship. Employees are encouraged to take part in political activities on their own time and in their own name as long as such participation does not affect their job performance.

Employees shall not solicit campaign funds or engage in other forms of electioneering on business premises. Because serious conflicts of interest may arise, Employees must obtain clearance from the President or the Division Head before seeking or accepting an elective or appointive public office. In such cases, every effort will be made to enable the Employee to discharge civic responsibility; but, if appropriate resolution of a conflict of interest or time commitment is not possible, Employees must choose between civic office and continued service with Sunnymeath Asset Management, Inc.

Because the holder of a public office must represent the interests of his/her constituency, an Employee holding a public office must not consider the special interests of Sunnymeath Asset Management, Inc. in any decision. An Employee holding an elective public office:

Must do so as an individual and not as a representative of Sunnymeath Asset Management, Inc.

Cannot be reimbursed by Sunnymeath Asset Management, Inc. for any expenses incurred in seeking election or holding elective public office.

Will not be covered under Sunnymeath Asset Management, Inc.'s director and officer liability insurance.

If Sunnymeath Asset Management, Inc. allows an Employee to run for public office, the Employee must agree in writing that he/she will not perform any activity relating to his/her candidacy during working hours or use any Sunnymeath Asset Management, Inc. resources in connection with his/her campaign.

Further, Employees shall obtain pre-clearance from the CCO or management should he/she wish to make a contribution to a politician or political cause in excess of $500.00 US dollars. Evidence, such as a copy of a check and/or wire notice shall be filed, along with the pre-clearance form, in the CCO compliance files.

PROFESSIONAL ADVICE AND REFERRALS

 Sunnymeath Asset Management, Inc. officers and employees, while acting on behalf of Sunnymeath Asset Management, Inc., cannot engage in the private practice of law or accounting (except for licensed practitioners representing Sunnymeath Asset Management, Inc.). Specifically, officers and employees shall not advise a customer on matters concerning tax problems, preparation of tax returns, investment decisions, or conveyances of real property where Sunnymeath Asset Management, Inc. is not a party affected by title or its loan security.

Sunnymeath Asset Management, Inc.'s policy is that officers and employees, while acting on behalf of Sunnymeath Asset Management, Inc., will not recommend attorneys or appraisers (except for purposes of Sunnymeath Asset Management, Inc. loan procedures) accountants, insurance brokers or agents, real estate agents, escrow agents, contractors, architects, or the like unless in every instance other names are also suggested. In special circumstances a specific recommendation may be made with approval of management (e.g. when security property consists of a home in bad condition and prior insurance was canceled an insurance agency known to insure such property may be recommended).

Sunnymeath Asset Management, Inc. officers and employees shall NEVER solicit or retain a referral fee or special consideration for giving such references.

COMMUNITY INVOLVEMENT

 Because Sunnymeath Asset Management, Inc. recognizes the importance of community involvement, Employees are encouraged to accept appointments as officials or members of nonprofit social, religious, philanthropic or civic organizations, colleges or schools of trade, or professional organizations associated with the Sunnymeath Asset Management, Inc.'s business.

Supervisory approval must be sought before acceptance of any office which may demand the use of a substantial amount of time and effort during work hours. Such outside participation shall be curtailed whenever the Employee's job performance is affected.

DISCRIMINATION, BIAS, AND HARASSMENT

Employees are entitled to a work environment free of racial, sexual, ethnic, and religious bias and harassment. Racial, sexual, ethnic, or religious jokes or comments are subject to individual interpretation and may be offensive to some Employees. Intimidation, coercion and threats, or actions leading to bodily harm are also unacceptable.

Equal Employment Opportunity Policy

It is the policy of Sunnymeath Asset Management, Inc. to reaffirm and to implement equal opportunity for all qualified applicants and existing Employees without regard to race, religion, color, national origin, sex, age (over 40), disability, status as a Vietnam-era veteran, or any other basis which would be in violation of applicable ordinance or law. All personnel actions including recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits shall conform to this policy.

If an Employee believes that he/she has been denied equal employment opportunity because of discrimination, bias, or harassment, he/she should report it to his/her supervisor, Management, or the General Counsel. Employees will be protected from any employment discrimination, retaliation, or retribution for good faith reporting.

Sexual Harassment

Sexual harassment is any unwelcome conduct of a sexual nature that is sufficiently severe or pervasive that it would unreasonably interfere with an individual's work performance or create an intimidating, hostile, or offensive working environment.

Sexual harassment can take various forms including:

  Verbal (for example, sexual innuendo, sexual propositions, threats, suggestive or insulting comments or sounds, and jokes of a sexual nature)
  Non-verbal (sexually suggestive pictures or objects, graphic commentaries, and obscene gestures)
  Physical (unwelcome physical contact)

Any one or a combination of three basic criteria determines whether conduct is sexual harassment:

  If Employees are required to submit to the conduct as either an express or implied qualification for a job or a requirement of their employment relationship.
  If submission to, or rejection of, the conduct is used as a basis for employment decisions affecting Employees.
  If the conduct has the purpose or effect of unreasonably interfering with an Employee's work performance or creating an intimidating, hostile, or offensive working environment.

Sexual harassment by an Employee, client, supplier, or visitor will not be tolerated within Sunnymeath Asset Management, Inc. All Employees must comply with this policy and take appropriate measures to ensure that sexual harassment does not occur.

If an Employee is confronted with actions that may be sexual harassment, he/she should report it to his/her supervisor, Management, or the General Counsel.

COMPETITORS

Sunnymeath Asset Management, Inc.'s business decisions must reflect independent business judgment, not an agreement with competitors.

Sunnymeath Asset Management, Inc. requires that Employees shall avoid any behavior that would have even the appearance of an effort to limit competition. Agreements with competitors about interest rates, charges, loan conditions, services, hours of operation, or any other business practices are strictly forbidden. Employees attending trade association meetings or other functions frequented by competitors should avoid any action, which, in hindsight, would violate the letter or spirit of this section.

Sunnymeath Asset Management, Inc. may not offer credit, property, or services under unreasonable conditions that the customer obtains additional credit, property, or services from Sunnymeath Asset Management, Inc. The provision also forbids unreasonably conditioning services on an agreement that the customer will not obtain credit, property, or services from another institution.

At no time shall Employees disparage competing institutions. To safeguard Sunnymeath Asset Management, Inc.'s integrity, we prefer to compete by offering superior services and personal attention.

 PERSONAL RESPONSIBILITIES OF EMPLOYEES

Drug Abuse

Sunnymeath Asset Management, Inc. is committed to promoting and maintaining a drug-free workplace. The illegal use of drugs interferes with effective and safe job performance. For this reason, Sunnymeath Asset Management, Inc. has adopted a Drug Abuse Policy to prohibit Employees from illegally using, possessing, distributing, or manufacturing drugs or being under the illegal influence of drugs while working or while on Sunnymeath Asset Management, Inc. property.

If an Employee violates the Drug Abuse Policy, he/she will be subject to disciplinary action.

Alcohol Abuse

The use of alcohol can have wide-ranging effects in the workplace including declining job performance and diminished safety of co-workers and clients. For this reason, Sunnymeath Asset Management, Inc. prohibits any use of alcohol while working both on and off company property except for moderate consumption of alcoholic beverage at company-sponsored or business- related functions. Alcohol use may affect an Employee's fitness for work, the safety of co-workers or the public, job performance, or any operation of Sunnymeath Asset Management, Inc.

Personal Finances

Because one of the primary functions of Sunnymeath Asset Management, Inc. is the efficient and effective management of money, Employees must demonstrate trustworthiness and financial responsibility. Employees are expected to maintain their personal accounts and financial affairs in the same responsible manner that is expected of clients and to manage debts in relation to income and net worth. Abuse of Employee checking accounts, credit cards, or loans obtained through Sunnymeath Asset Management, Inc. is not in the best interest of Sunnymeath Asset Management, Inc. and may result in revocation of these privileges.

In addition, Employees must use their expense account in accordance with the guidelines set forth by the Accounting Department.

Solicitations

Outside solicitors shall NOT have access to any Sunnymeath Asset Management, Inc. premises.

Solicitation includes sales, surveys, distributing samples or literature, and obtaining signatures for petitions. An exception may be made if it is directly related to Sunnymeath Asset Management, Inc. business and is expressly approved by Management.

Executive Management or the Market Manager must approve, in advance, the non-business use of Sunnymeath Asset Management, Inc. bulletin boards and Sunnymeath Asset Management, Inc. premises for organized meetings.

Solicitation by Employees for fundraisers such as Girl Scout cookies, sub sales for churches or charities, and walk-a-thons are permitted on non-work time within the Employee's own department only. This includes the collection and delivery of orders in addition to the initial order taking. For profit solicitations for Avon, Princess House, Tupperware, etc. are permitted, only during non-work time.

Corporate-sponsored fundraisers will be administered during work time; however, this is the only type of exception.

Distribution

Employees are prohibited from distributing advertising materials, handbills, literature, or other materials which are not prepared, supplied or approved by Sunnymeath Asset Management, Inc., on Sunnymeath Asset Management, Inc. premises during working time or in any work area or any area where clients are present to transact business with Sunnymeath Asset Management, Inc..

Non-employees of Sunnymeath Asset Management, Inc. are prohibited from soliciting or distributing literature on behalf of any cause or organization at any time on Sunnymeath Asset Management, Inc.'s premises.

Personal Conduct

Employees must treat borrowers and depositors with respect and remain alert to their concerns.

Any time Employees may be perceived as representing Sunnymeath Asset Management, Inc., they are expected to demonstrate integrity and professionalism.

Employees are expected to handle their personal finances in a responsible manner.

Employees are expected to refrain from indiscreet comments through inappropriate channels. All complaints and concerns should be addressed to the Employee's immediate supervisor.

Articles found in customer service areas should be reported immediately to the supervisor and Security. The article should be maintained in the original area by the supervisor for one week and then forwarded to Security. Articles found in any other area should be forwarded immediately to Security. Lost articles should be reported immediately to the supervisor and Security.

Each Employee must help maintain the integrity of the Sunnymeath Asset Management, Inc.'s financial records. Sunnymeath Asset Management, Inc. personnel may not participate in any misstatement of Sunnymeath Asset Management, Inc.'s accounts. At the same time, no circumstances justify the maintenance of the "off-the-books" accounts to facilitate questionable or illegal payments.

Sunnymeath Asset Management, Inc. is required to consider ineligible for initial employment or continued employment any individual who fails to fulfill his/her legal and ethical duties and obligations. If Employees commit an act constituting breach of trust or dishonesty including but not limited to theft, fraud, or falsification of company records, they will be subject to disciplinary action up to and including termination.

It is the policy of Sunnymeath Asset Management, Inc. to thoroughly investigate the occurrence of any major infraction and to discipline appropriately any responsible Employee(s) up to and including termination. Major infractions include, but are not limited to, the following:

  Any action which renders an Employee an unacceptable security risk, adversely affects Sunnymeath Asset Management, Inc.'s public image, or causes embarrassment to Sunnymeath Asset Management, Inc. or its customers.
  Release of confidential information or use of confidential information for personal gain.
  Unauthorized possession, distribution, or use of any drug or illegal narcotic.
  Inability to perform work due to consumption of alcohol or any other controlled chemical substance.
  Fighting
  Removal or borrowing Sunnymeath Asset Management, Inc. property without permission.
  Persistent financial irresponsibility.
  Willful failure to follow instructions, insubordination.
  Unauthorized possession of a weapon(s).
  Willful destruction or waste of property belonging to Sunnymeath Asset Management, Inc., employees, or customers.

CRIMES, SUSPECTED CRIMES, AND DISHONEST ACTS REPORTING REQUIREMENTS

Sunnymeath Asset Management, Inc. must file information with law enforcement agencies under certain circumstances when criminal acts involving Sunnymeath Asset Management, Inc. have occurred or are suspected. If Employees have knowledge of a mysterious disappearance or loss or an unexplained shortage or know or suspect that any criminal, dishonest, or fraudulent act has occurred that may affect Sunnymeath Asset Management, Inc. Employees, they should immediately report the incident to:

Their supervisor

The Firm’s Legal Representative

CONVICTIONS INVOLVING DISHONESTY OR BREACH OF TRUST

Any person who at any time has been convicted of any criminal offense involving dishonesty or breach of trust or money laundering or has agreed to enter into a pretrial diversion or similar program in connection with a prosecution for such an offense is prohibited from participating, directly or indirectly, in any manner in the conduct of the affairs of Sunnymeath Asset Management, Inc. without prior written consent from the appropriate regulatory agency.

RECORD KEEPING

Sunnymeath Asset Management, Inc. maintains a record retention policy in accordance with legal, regulatory, and appropriate business requirements.

The compliance officer shall maintain and cause to be maintained in an easily accessible place, the following records:

•	A copy of any Code of Ethics adopted pursuant to the Rule which has been in effect during the past five (5) years.
•	A record of any violation of any such Code of Ethics and of any action taken as a result of such violation.
•	A copy of each report made by the compliance officer within two (2) years from the end of the fiscal year of the company or other client (or, in the case of a separate account, the opening of the account) in which such report or interpretation is made or issued and for an additional three (3) years in a place which need not be easily accessible.

•	A record of all written acknowledgements as required by Rule 204A-l(a)(S) of the Adviser's Act and as required by Section 2 of this Code for each person who is currently or within the past five years, required to provide such written authorization.
•	A record of each report made by an Access Person as required by Rule 204A-1(b) of the Adviser's Act including the following information provided in lieu of such reports as permitted by Rule 204A-l{b)(3)(iii): a transaction report if the report would duplicate information contained in broker trade
•	confirmations or account statements that are held as records so long as they are received by the Administrator no later than 30 days after the end of the applicable calendar quarter.
•	A list of all persons who are, or with in the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics and a record of the names of persons who are currently, or within the past five years were, Access Persons of the Manager.
•	The record of any decision and reasons supporting the decision to approve any acquisitions by Access Persons of private placements or Initial Public Offering securities for at least five years after the end of the fiscal year in which such approval was granted.

Employees may not dispose of or destroy any records that document or record the business of Sunnymeath Asset Management, Inc. except in accordance with Sunnymeath Asset Management, Inc.'s record retention policy. If there is threatened or pending litigation, an administrative charge, a subpoena or other legal process, or if a government audit or review is in process, Employees must not dispose of or destroy any relevant records.

Intentional destruction of records to avoid disclosure is prohibited.

If Employees have any questions about record retention, they should ask their supervisor. Supervisors may direct their questions to the Security Officer or the Firm’s legal representative.

ACCOUNTING PRACTICES

Sunnymeath Asset Management, Inc. has established internal accounting controls and record keeping policies to meet legal and business requirements including the following:

–	All business transactions and payments will be recorded accurately in supporting records.
–	No unrecorded fund or asset of Sunnymeath Asset Management, Inc. will be established or maintained for any reason.
–	The use or transfer of Sunnymeath Asset Management, Inc. funds for any purpose that would be in violation of any law or regulation or that would be improper is prohibited.
–	The accounting records of Sunnymeath Asset Management, Inc. and any public record must be complete, accurate, and in reasonable detail, and no false, artificial, or misleading entries will be made for any reason.

BANK SECRECY/MONEY LAUNDERING CONTROL ACT

It is the policy of Sunnymeath Asset Management, Inc. to have an effective Bank Secrecy Act (BSA) and anti-money laundering program. Officers and employees are responsible for knowing and carrying out their responsibilities under the company's BSA policies and procedures. In particular, officers and employees must be aware of their responsibility regarding:

  Requirements to report cash transactions on Currency Transaction Reports (CTRs)
  The company's systems and procedures to avoid being used by persons who are laundering money through the Firm from drug activities and other illegal activities
  "Know Your Customer" procedures
  The procedures to identify a client's suspicious activities and transactions and to report such matters to Management.

SAFETY, HEALTH, AND ENVIRONMENT

Officers and employees must comply with safety and health requirements governed by federal, state, and local laws. Officers and employees have a responsibility:

  To follow safe operating procedures
  To promote their own and their co-workers' health
  To encourage regard for the environment among fellow employees and in the community.

FIREARMS PROHIBITION

Employees are not permitted to possess firearms or other dangerous weapons on Sunnymeath Asset Management, Inc. premises, in Sunnymeath Asset Management, Inc.-owned vehicles, or on work time unless this is required as part of their job. Anyone observing a violation of this policy must contact his/her supervisor and the Security Officer immediately.

SUMMARY

The primary accountability and responsibility for the Code of Conduct rests with each individual Employee. However, each supervisor and manager has the additional responsibility to demonstrate by example what compliance with this policy means.

The compliance function has the responsibility to monitor and insure the execution of all Sunnymeath Asset Management, Inc. policies.

Failure to comply with this Code will be grounds for disciplinary action pursuant to Sunnymeath Asset Management, Inc.'s Employee Manual. Formal warnings, suspension, and termination may be used as remedies and penalties for violations of this Code as the nature and circumstances of the violations warrant.

If the Employee is not satisfied with a decision of Management, the Employee may file a written appeal to the Chief Executive Officer within five days of the final decision of Management. The Chief Executive Officer or his designee will discuss the matter with the Employee and investigate the basis of the problem. Thereafter, the Chief Executive Officer or his designee will provide the Employee with a written response. Such a decision or response will be final and conclusive.

Appendix A

Sunnymeath Asset Management, Inc.

151 Bodman Pl., Suite 401

Red Bank, NJ 07701

Personal Securities Trading Request and Authorization Form

Associate’s Name: ________________________________________ Date: _____________

I hereby request authorization to enter the following securities transaction:

Name of Company and Ticker Symbol: _____________________________________

Type of Order: Buy_____ Sell _____Exchange _____Tender_____ Other_____(Explain)

Price: Market______ Limit_______ Stop_______ Number of Shares: _________________

Broker/Dealer: ________________________________Bank:______________________

Type of Account: Individual__________ Joint __________Other ___________(Explain)

This transaction is for investment purposes and to the best of my knowledge will comply with the applicable personal trading provisions contained in Sunnymeath Asset Management Inc.’s Code of Conduct/Ethics.

_____________________________________________

Signature of Associate

The above transaction is approved based on information provided above and must be completed within 10 business days from the date of approval. If the transaction has not been completed in whole or in part, it may be extended at the discretion of the Sunnymeath Asset Management Inc.’s Compliance Officer upon written request by the associate.

__________________________________________ ________________________

Signature of Compliance Officer Date

The above transaction is disapproved for the following reasons:

____________________________________________________________________________________________________________________________________________________________________________________________________________________________________

______________________________________ ___________________________

Signature of Compliance Officer Date

Appendix B

Sunnymeath Asset Management, Inc.

Report of Security Transactions

To: Jerry Grospe,

Sunnymeath Asset Management, Inc.

151 Bodman Place, Suite 401

Red Bank, NJ 07701

FOR QUARTER ENDED: ___________________________

The following is a record of every transaction in which I had, or by reason of which I acquired, any direct or indirect beneficial ownership during the quarter ended __________________ (excluding (1) transactions effected in any account over which I had no direct or indirect influence or control; and (2) transactions in mutual fund shares, money market securities, or direct obligations of the United States or Instrumentalities thereof): Note: You may choose to have your brokerage firm send duplicate statements and confirmations of trade directly to Jerry Grospe. If you prefer to attach copies of your brokerage statements to this signed report, please provide trade date (vs. settlement date) information for each listed transaction.

TRADE DATE	TICKER /CUSIP	BUY/SELL	QUANTITY	PRICE/SHR	SEC. DESCRIPTION (if Bond, include stated interest rate and mat. date)	BROKER/ DEALER

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN.

IF THERE WERE NO TRANSACTIONS, PLEASE INDICATE

Date: ___________________________________

Name:___________________________________

Signature:________________________________

Appendix C

Sunnymeath Asset Management, Inc.

INITIAL or ANNUAL HOLDINGS OF ACCESS PERSONS

AS OF _______________________

INSTRUCTIONS

You must list each Reportable Security in which you have Beneficial Ownership that you hold at the end of the date indicated above. Use additional sheets if necessary. All information must be current as of a date no more than 45 days prior to the date this certification is being submitted. For accounts that are wholly owned or jointly owned with a spouse, a brokerage statement may be submitted to satisfy the recordkeeping table below so long as the statement is current as of the end of the previous month. A signature is still required. Attach copies of recent brokerage statements reflecting these holding and the brokerage account location including

NAME OF SECURITY	QUANTITY/ PRINCIPAL AMT.	ACCOUNT / REGISTRATION/ BROKER/DEALER	NATURE OF INTEREST

Certifications: I hereby certify that:

1.	The securities listed above or in the brokerage statements that I have provided to the Adviser reflect all the Reportable Securities in which I have Beneficial Ownership as of the date listed above.
2.	I have read the Code of Ethics and certify that I am in compliance with it.

Date:____________________________ Signature:________________________________

Name: ________________________________